EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CHARMING SHOPPES, INC. APPOINTS JAMES P. FOGARTY
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

BENSALEM, Pa., April 3, 2009 -- Charming Shoppes, Inc. (Nasdaq: CHRS), a leading multi-brand apparel retailer specializing in women's plus apparel, today announced the appointment of James P. (“Jim”) Fogarty as President and Chief Executive Officer and a member of the Company’s Board of Directors.

Alan Rosskamm, Chairman of the Board of Charming Shoppes, Inc. commented, “We are extremely pleased to be welcoming Jim to Charming Shoppes.  Jim is an exceptional business leader, with a solid track record of driving results and creating value at a number of multi-brand consumer-based companies.  His reputation in building operational excellence and his proven skills in re-energizing strong brands will nicely complement our team of experienced merchant leaders.”

Jim Fogarty most recently was a Managing Director with Alvarez & Marsal (“A&M”), a premier independent global professional services firm providing leadership, problem-solving and value-creation services across the industry spectrum. He was also a member of the firm's Executive Committee for North America Restructuring. In his almost 15 years with A&M, he has provided performance improvement, crisis management and restructuring advisory services to numerous companies in various sectors.

During his tenure at A&M, Fogarty most recently served as President and Chief Operating Officer of Lehman Brothers Holdings from September 2008 to the present. From September 2005 through February 2008, he was President and Chief Executive Officer of American Italian Pasta Company, the largest producer of dry pasta in North America, where market capitalization has grown five fold since his initial involvement with the company.  He served as the Chief Financial Officer at the $4 billion Levi Strauss & Co. from 2003 to 2005, during which time the company’s EBITDA nearly doubled, creating a substantial increase in shareholder value.  From December 2001 through September 2003, he served as Senior Vice President and Chief Financial Officer of The Warnaco Group, a then $1.5 billion global apparel maker, which emerged from bankruptcy in early 2003 after completing a successful turnaround during his tenure.

Prior to joining A&M in 1995, Fogarty spent four years with the Corporate Transactions Group of KPMG Peat Marwick.  He holds a bachelor's degree in economics and computer science from Williams College, a master's degree in accounting from the Leonard Stern School of Business at New York University, and a master's degree in business administration, with concentrations in finance and accounting, from the Leonard Stern School of Business at New York University. He is also a Certified Public Accountant (CPA).

Commenting on his appointment, Fogarty said, “Charming Shoppes is the leader in women’s specialty plus apparel, a market with growing demographics and opportunities.  I am impressed with Charming Shoppes’ renewed focus on their core customer, and their recruitment of empowered and experienced merchant and brand executives.  I look forward to leading the Charming Shoppes team and am especially attracted to the opportunity to grow this business over time, and more fully capitalize on its leading position in its market.”

Michael Goldstein, Chair of the Directors’ CEO Search Committee summarized, “We are excited to have recruited an executive with the credentials and successes that Jim brings, and we extend to him an enthusiastic welcome to Charming Shoppes.  Also, on behalf of the Board and the associates of Charming Shoppes, I would like to extend our thanks to Alan for his significant contribution and service as Interim CEO.  He has been a tireless and fully engaged leader, and has done a tremendous job in refocusing the Company on its core brands.”

At January 31, 2009, Charming Shoppes, Inc. operated 2,301 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning appointments of executives, the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our identified strategic solution for our non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955